                                  EXHIBIT 12.1
                                  ------------

                            BREED TECHNOLOGIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN MILLIONS, EXCEPT PER RATIOS)

                                             Fiscal Years Ended June 30,
                                     ---------------------------------------
                                      1994    1995     1996    1997     1998
                                     -----   -----    -----   -----    -----
Earnings Computation
   Pre-tax earnings (losses) from
       continuing operations........  $73.0   $110.1  $ 98.3   $29.7    $(408.8)
   Add: Fixed charges...............    1.4      1.2     3.0    29.5       89.4
   Subtract: Capitalized Interest...     --       --      --    (0.1)      (0.1)
                                      -----   ------  ------   -----    -------

Total Earnings as Adjusted..........  $74.4   $111.3  $101.3   $59.0    $(319.5)
                                      =====   ======  ======   =====    =======
Fixed Charges Computation
   Interest expensed................    1.1      0.8     2.7    26.8       68.9
   Capitalized interest.............      -        -       -     0.1        0.1
   Amortization of deferred
       financing costs..............      -        -       -     0.7       16.8
   Estimated interest factor
       on operating leases..........    0.3      0.4     0.3     1.8        3.6
                                      -----   ------  ------   -----    -------
Total Fixed Charges.................  $ 1.4   $  1.2  $  3.0   $29.5    $  89.4
                                      =====   ======  ======   =====    =======

Ratio of earnings to
   fixed charges....................   52.3     92.7    33.8     2.0      (---)
                                      =====   ======  ======   =====    =======

Insufficiency of earnings to
   cover fixed charges..............                                    $(408.9)
                                                                        =======

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